UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2024

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01489	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
As of June 1, 2024, North Haven Private Income Fund LLC ("we", the "Company" or the "Fund"), sold approximately 3,628,420 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $69.4 million, reflecting a purchase price of $19.12 per unit (with the final number of Units being determined on June 25, 2024).
The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On June 28, 2024, the Company disclosed the below information.
Distribution:
On June 25, 2024, the Fund declared a distribution to unitholders of record in the amount of $0.1514 per unit, representing an annualized distribution yield of approximately 9.50%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around July 3, 2024 to unitholders of record as of June 28, 2024.
Company's Portfolio(1):
As of May 31, 2024, the Company had investments in 246 portfolio companies across 42 industries with an aggregate par value of approximately $5,203.6 million, which consisted of approximately 98.7% first lien debt investments, approximately 0.5% second lien debt investments and approximately 0.8% other securities, based on par value or, in the case of equity investments, cost. As of May 31, 2024, approximately 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. As of May 31, 2024, approximately 91.3% of the Company’s total investment commitments were in private senior secured loans and equity investments and approximately 8.7% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.
During the period from May 1, 2024 through May 31, 2024, the Company had new investment commitments of approximately $346.5 million, approximately 100.0% of which were private senior secured loans.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of May 31, 2024:

Industry	Par or Cost ($ in millions)	% of Total
Software	$1,125.1	21.6%
Insurance Services	678.0	13.0
Commercial Services & Supplies	393.1	7.6
Health Care Providers & Services	343.0	6.6
Diversified Consumer Services	338.2	6.5
Professional Services	220.8	4.2
Financial Services	187.0	3.6
Distributors	179.9	3.5
Electronic Equipment, Instruments & Components	177.4	3.4
Industrial Conglomerates	170.4	3.3
Other	1,390.7	26.7
Total	$5,203.6	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of May 31, 2024:

Issuer	Par or Cost ($ in millions)	% of Total
Integrity Marketing Acquisition, LLC	$127.1	2.4%
Pareto Health Intermediate Holdings, Inc.	101.3	1.9
World Insurance Associates, LLC	93.0	1.8
Diligent Corporation	91.0	1.7
Formstack Acquisition Co.	88.5	1.7
Aptean, Inc.	78.4	1.5
Granicus, Inc.	77.6	1.5
SV Newco 2, Inc.	77.0	1.5
VRC Companies, LLC	76.9	1.5
Anaplan, Inc.	76.8	1.5
Other	4,316.0	83.0
Total	$5,203.6	100.0%
(1) The Company’s portfolio information disclosed herein as of May 31, 2024, including the investment commitments, portfolio companies and industry composition excludes the Company’s purchase of shares of common stock (the “SLIC Shares”) of SL Investment Corporation, a Delaware corporation that has elected to be regulated as a business development company (“SLIC”), from an investor in SLIC pursuant to that certain Securities Purchase Agreement, dated as of May 24, 2024, by and between the Company and the investor in SLIC (the “SPA”), which is currently expected to close in the third calendar quarter of 2024. The purchase price for the SLIC Shares is payable by the Company at the closing of the transactions contemplated by the SPA, which will be concurrent with payment by the Company to the other holders of SLIC’s common stock of the consideration payable pursuant to that certain Agreement and Plan of Merger, dated as of May 28, 2024, by and among the Company, Cobalt Merger Sub, Inc., a wholly-owned subsidiary of the Company, SLIC, and MS Capital Partners Adviser Inc., our investment adviser. For more information, see the Company’s Form 8-K filed with the SEC on May 28, 2024.

Net Asset Value:
As of May 31, 2024, the Company's aggregate net asset value is estimated to be approximately $2,983.1 million. As of May 31, 2024, the Company had approximately $1,195.9 million of debt outstanding (at principal). This estimate of the Company's aggregate net asset value did not and will not undergo the Company's customary quarter-end financial closing procedures and may differ materially from future estimates of net asset value or net asset value determinations, including the determination as of June 30, 2024, which will undergo the Company’s customary quarter-end financial closing procedures.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2024	North Haven Private Income Fund LLC

	By:	/s/ David Pessah
David Pessah
Chief Financial Officer